Exhibit 3.1

EXHIBIT A

CERTIFICATE OF INCORPORATION
OF
THE TIMBERLAND COMPANY

FIRST: The name of the corporation (hereinafter called the “Corporation”) is The Timberland Company.

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

THIRD: The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000), par value $.01 per share. All such shares are of one class and are shares of Common Stock.

FIFTH: The Board of Directors shall have the authority to adopt, amend or repeal the By-Laws of the Corporation.

SIXTH: The Corporation shall indemnify each person who is or was or has agreed to be a director or officer of the Corporation against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement in connection with defending, investigating, preparing to defend or being or preparing to be a witness in any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, to the maximum extent permitted from time to time under the law of the State of Delaware. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, contract, agreement, vote, directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person.

SEVENTH:  Except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the corporation shall be liable for any breach of fiduciary duty. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

EIGHTH: The Corporation is to have perpetual existence.